Tero Oilfield Services Ltd.

Financial Statements

December 31, 2014 and 2013

Tero Oilfield Services Ltd.
Condensed Balance Sheets

	December 31,	June 30,
	2014	2014
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash	$--	$21,208
Accounts receivable, net	194,561	202,359
Other current assets	11,430	20,376
Total current assets	205,991	243,943

Property and equipment, net	409,656	427,712
TOTAL ASSETS	$615,647	$671,655

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:

Accounts payable and accrued liabilities	$96,853	$71,174
Current maturities of long-term debt	84,287	91,925
Due to shareholders	--	47,494
Total current liabilities	181,140	210,593

Notes payable, less current maturities	263,112	286,952
Asset retirement obligations	248,634	271,164
TOTAL LIABILITIES	692,886	768,709

SHAREHOLDERS’ EQUITY (DEFICIT)	(77,239)	(97,054)

TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY (DEFICIT)	$615,647	$671,655

The accompanying notes are an integral part of these unaudited condensed financial statements.

Tero Oilfield Services Ltd.
Condensed Statements of Income and Shareholders’ Equity (Deficit)
(unaudited)

	Six Months Ended		Quarter Ended
	December 31,		December 31,
	2014	2013	2014	2013
REVENUE	$681,881	$694,839	$275,523	$401,770
COST OF GOODS SOLD	416,322	412,864	252,862	205,629

Gross profit	265,559	281,975	22,661	196,141

OPERATING EXPENSES:
Selling and marketing	9,099	11,308	7,036	9,206
Depreciation	42,746	28,379	20,995	4,164
General and administrative	192,689	238,218	86,090	125,467
TOTAL OPERATING EXPENSES	244,534	277,905	114,121	138,837

Operating income (loss)	21,025	4,070	(91,460)	57,304

OTHER INCOME (EXPENSES):
Interest expense, net	(8,735)	(4,498)	(3,096)	(2,102)
TOTAL OTHER EXPENSES	(8,735)	(4,498)	(3,096)	(2,102)

Earnings (loss) before income taxes	12,290	(428)	(94,556)	55,202
Provision (Benefit) for (from) income taxes	--	--	(10,000)	--
NET INCOME (LOSS)	12,290	(428)	(84,556)	55,202
Other Comprehensive Income:
Cumulative translation adjustment	7,525	(219)	5,233	(14)
COMPREHENSIVE INCOME (LOSS)	$19,815	$(647)	(79,323)	$55,188

SHAREHOLDERS’ EQUITY (DEFICIT):
Shareholders’ equity (deficit) – Beginning of period	$(97,054)	$13,716	$2,084	$(42,120)
Net income (loss)	12,290	(428)	(84,556)	55,202
Cumulative Translation Adjustment	7,525	(219)	5,233	(14)
Shareholders’ equity (deficit) – End of period	$(77,239)	$13,068	$(77,239)	$13,068

The accompanying notes are an integral part of these unaudited condensed financial statements.

Tero Oilfield Services Ltd.
Condensed Statements of Cash Flows
(unaudited)

	Six months ended December 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$12,290	$(428)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	42,746	28,379
Changes in operating assets and liabilities:
Short-term investments	--	58,108
Accounts receivable	7,798	(131,834)
Other current assets	8,946	8,530
Accounts payable and accrued liabilities	25,666	6,832
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITES	97,446	(30,413)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(59,597)	(4,306)
NET CASH USED IN INVESTING ACTIVITIES	(59,597)	(4,306)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment to shareholder	(45,221)	(55,412)
NET CASH USED IN FINANCING ACTIVITIES	(45,221)	(55,412)

Effects of currency translation on cash and cash equivalents	(13,836)	(4,206)

NET INCREASE (DECREASE) IN CASH	(21,208)	(94,337)

CASH AT BEGINNING OF PERIOD	21,208	56,138
CASH (BANK OVERDRAFT) AT END OF PERIOD	$-	$(38,199)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the periods for:
Interest	$--	$--
Income taxes	$--	$--

NON-CASH INVESTING AND FINANCING ACTIVITIES:	$--	$--

The accompanying notes are an integral part of these unaudited condensed financial statements.

Tero Oilfield Services Ltd.
Notes to Unaudited Condensed Financial Statements
December 31, 2014 and 2013

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Tero Oilfield Services Ltd, Inc. (“the Company”, “Tero”) was incorporated in the State of Alberta on January 31, 1997.

Tero Oilfield Services Ltd., an energy services company, provides specialized services to upstream oil and natural gas companies operating in the Western Canadian Sedimentary Basin. Through the exploration and production of oil and gas a significant regular stream of waste is generated by the oil and gas producers. The oil and gas producers are required to dispose of this waste in an environmentally approved manner as stipulated by Alberta Energy, Alberta’s energy regulator.

The Company assists upstream oil and natural gas companies with the disposal fluids and solids and/or treatment of by-products. To dispose of liquid wastes, oil and gas producers are required to inject them into approved permitted injection wells. An injection well disposes of the waste fluids deep into the ground into porous rock formations outside of known oil and gas production zones and well as underground aquifers. The company owns and operates a full Class 1B liquid and sold oilfield waste handling facility in Wardlow, Alberta, Canada. This class of well is approved for the disposal of produced water, specific common oilfield waste streams and waste streams meeting specific criteria.

On August 20, 2012, the Company entered into a letter of intent with Lithium Exploration Group, Inc. (Lithium) pursuant to which Tero agreed to sell to 75% of its issued and outstanding common shares of Lithium in exchange for an aggregate of $1,500,000 Canadian.

On March 1, 2014, Alta Disposal Ltd. (Alta), a wholly-owned subsidiary of Lithium, completed a share purchase agreement with Tero and Garry Hofmann, the sole shareholder of Tero. Pursuant to the agreement, Mr. Hofmann agreed to sell and Lithium agreed to purchase 50% of the issued and outstanding common shares of Tero in exchange for an aggregate of $1,000,000 Canadian.

Lithium has been granted an option to acquire an additional 25% of the shares in Tero for $500,000 Canadian by February 28, 2015.

Tero Oilfield Services Ltd.
Notes to Unaudited Condensed Financial Statements
December 31, 2014 and 2013

Basis of Presentation

The accompanying condensed financial statements are unaudited. The unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and note disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading.

These interim financial statements as of and for the six months ended December 31, 2014 and 2013 are unaudited; however, in the opinion of management, such statements include all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position, results of operations and cash flows of the Company for the periods presented. The results for the six months ended December 31, 2014 are not necessarily indicative of the results to be expected for the year ending June 30, 2015 or for any future period. All references to December 31, 2014 and 2013 in these footnotes are unaudited.

The condensed balance sheet as of June 30, 2014 has been derived from the audited financial statements at that date but do not include all disclosures required by the accounting principles generally accepted in the United States of America.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

For the purpose of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less at date of acquisition to be cash equivalents.

Short-Term Investments

The Company invests excess cash in GST accounts with maturities typically at one year.

Tero Oilfield Services Ltd.
Notes to Unaudited Condensed Financial Statements
December 31, 2014 and 2013

Accounts Receivable

Accounts receivable arise in the normal course of business and are reported net of an allowance for doubtful accounts. The allowance is based on management’s estimate of the uncollectible trade accounts receivable based on historical collection experience and management’s evaluation of the collectability of outstanding accounts receivable. Contractual terms and payment history determine when receivables are delinquent. The Company evaluated its accounts receivable at December 31, 2014 and June 30, 2014 and did not record an allowance for doubtful accounts because of the assurance of collectability of those receivables.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flow is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset. There were no impairment losses taken for the periods ended December 31, 2014 and 2013.

Revenue Recognition

It is the Company’s policy that revenue from product sales or services will be recognized in accordance with ASC 605“Revenue Recognition”. Four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company will defer any revenue for which the product was not delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

The Company generates revenue by handling waste generated by oil and gas producers in the area. Specifically, the waste streams handled by the Company can be classified into the following categories:

  Fluids Disposal -Fluid disposal consists of the disposal of rig tank and workover water, produced water and frac water.
  Solids Disposal-Solid waste is produced in drilling, production, well servicing, and vessel cleaning. It is generally brought to waste disposal facilities mixed with liquids is then separated, tested, dewatered, then sent to a landfill for disposal.
  Oil Skimming-Through a process of heating and the use of various chemicals, the Company processes oilfield waste to separate to solids, water and oil. The oil is stored on site temporarily until sufficient volumes are accumulated to be shipped through pipeline.

Tero Oilfield Services Ltd.
Notes to Unaudited Condensed Financial Statements
December 31, 2014 and 2013

Asset Retirement Obligation

The liability for the fair value of environmental and site restoration obligations are recorded when the obligations are incurred and the fair value can be reasonably estimated. The obligations are normally incurred at the time the related assets are brought into production. The fair value of the obligation is based on the estimated cash flows required to settle the obligations discounted using an estimate of the Company's financing rate. The fair value of the obligations is recorded as a liability with the same amount recorded as an increase in capitalized costs. The amounts included in capitalized costs are amortized using an amortization rate of 10%. The liability is adjusted for accretion expense representing the increase in the fair value of the obligations due to the passage of time.

Cost of Goods Sold

Cost of goods sold for the six months ended December 31, 2014 and 2013 consisted of the following:

	2014	2013
Fuel & oil disposal	$ 34,625	$ 32,685
Insurance	27,132	19,990
Repairs and maintenance	177,783	161,459
Skim oil processing fees	31,887	31,406
Solids processing	84,513	64,345
Subcontract trucking	13,627	19,740
Utilities	18,310	22,757
Other	28,445	60,482
TOTAL COST OF GOODS SOLD	$ 416,322	$ 412,864

Advertising

The Company expenses the costs associated with advertising when incurred. Advertising expense totaled $9,099 and $11,308 for the six months ended December 31, 2014 and 2013, respectively and $7,036 and $9,206 for the three months ended December 31, 2014 and 2013, respectively.

Foreign currency translation

The Company’s reporting is the US Dollar and the functional currency is Canadian Dollars. The accounts of the Company are maintained using the local currency (Canadian Dollar) as the functional currency. All assets and liabilities are translated into U.S. Dollars at balance sheet date, shareholders’ equity is translated at historical rates and revenue and expense accounts are translated at the average exchange rate for the year or the reporting period. The translation adjustments are deferred as a separate component of stockholders’ equity, captioned as accumulated other comprehensive (loss) gain. Transaction gains and losses arising from exchange rate fluctuation on transactions denominated in a currency other than the functional currency are included in the consolidated statements of operations.

Tero Oilfield Services Ltd.
Notes to Unaudited Condensed Financial Statements
December 31, 2014 and 2013

Comprehensive Income (Loss)

FASC Topic No. 220, “Comprehensive Income,” establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. From inception to December 31, 2014, the Company had no material items of other comprehensive income except for the foreign currency translation adjustment.

NOTE 2 – CONCENTRATIONS OF CREDIT RISK

The Company maintains cash balances in bank deposit accounts which, at times, may exceed Canadian federally insured limits. The Company has not experienced any losses in such accounts and management believes it is not exposed to any significant credit risks associated with these accounts. There was no excess of the deposit liabilities over the amounts covered by federal insurance at December 31, 2014 and 2013.

The Company grants credit to its customers throughout Canada and generally do not require collateral. Consequently, the company’s ability to collect the amounts due from customers is affected by economic fluctuations in the oil and gas industry.

NOTE 3 – ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2014 and June 30, 2014 consisted of the following:

	December	June 30,
	31, 2014	2014
Accounts receivable	$194,561	$202,359
Less allowance for doubtful accounts	--	--
	$194,561	$202,359

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2014 and June 30, 2014 consisted of the following:

	December 31,	June 30,
	2014	2014
Vehicles	$350,480	$382,238
Disposal wells	476,918	520,132
Machinery and equipment	968,844	992,991
	1,796,242	1,895,361
Less accumulated depreciation	(1,386,586)	(1,467,649)
Net book value	$409,656	$427,712

Tero Oilfield Services Ltd.
Notes to Unaudited Condensed Financial Statements
December 31, 2014 and 2013

Estimated useful lives and depreciation methods are as follows:

	Estimated Useful Life	Depreciation Method
Vehicles	7 Years	130% Declining Balance
Disposal wells	15 Years	110% Declining Balance
Machinery and equipment	10 Years	120-125% Declining Balance

Depreciation expense for property and equipment was $42,746 and $28,379 for the six months ended December 31, 2014 and 2013, respectively and $20,995 and $4,164 for the three months ended December 31, 2014 and 2013, respectively.

NOTE 5 – INCOME TAXES

The Company is treated as a Canadian controlled private corporation for federal and provincial taxes. Earnings (losses) before income taxes were $12,290 and $(428) for the six months ending December 31, 2014 and 2013.

Tax Rate Reconciliation	2014	2013

Federal statutory rate	38.0%	38.0%
Statutory deductions	38.0	38.0
Provincial statutory rate, net of federal tax benefit	--	--
Effective tax rate	-- %	-- %

Provision for Income Taxes	2014	2013

Federal	$--	$--
Provincial	--	--
Total	$--	$--

NOTE 6 – SHAREHOLDER ADVANCES

Shareholder advances consisted of $47,494 at June 30, 2014, respectively. The advances were repaid during the six months ended December 31, 2014. The advances do not bear interest, have a specified due date or require collateral.

Tero Oilfield Services Ltd.
Notes to Unaudited Condensed Financial Statements
December 31, 2014 and 2013

NOTE 7 – LONG-TERM DEBT

Long-Term Debt at December 31, 2014 and June 30, 2014 consisted of the following:

	December	June 30,
	31, 2014	2014
Note for share redemption payable in annual installments of $95,087 with the first installment due on March 1, 2014 including accrued interest at 2%.	$347,399	$378,877
Current maturities	(84,287)	(91,925)
	$263,112	$286,952

Future principal payments on the note payable are scheduled as follows:

Year Ending December 31,

2014
2015	$84,287
2016	85,959
2017	87,692
2018	89,461
$347,399

NOTE 8 – ASSET RETIREMENT OBLIGATION

The Company owns and operates a full Class 1B liquid and solid oilfield waste handling facility in Wardlow, Alberta, Canada. Annual inspections are performed by the Waste Management and Liability Management Departments of the Alberta Energy Regulator (AER). AER requires the Company to secure Letters of Credit or make deposits equal to the estimated costs of well and surface facility abandonment and reclamation.

	December	June 30,
	31, 2014	2014
Asset retirement obligation at beginning of year	$271,164	$259,667
Accretion expense	--
Change due to foreign currency translation	(22,530)	11,497
Asset retirement obligation	$248,634	$271,164

Tero Oilfield Services Ltd.
Notes to Unaudited Condensed Financial Statements
December 31, 2014 and 2013

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Litigation

The Company is not involved in any litigation and Management is not aware of any outstanding contingencies.

Leases and Obligations

The Company entered into a surface easement lease for road usage through an agreement dated September 27, 1997 and amended on April 28, 2005 which permits use of 5.432 acres for $2,420 per year. The lease is renewed annually.

The Company has obtained Letters of Credit from its bank to satisfy its legal obligations to remediate well and surface abandonment as explained in Note 7. The outstanding balances of the Letters of Credit were $248,634 and $271,164 at December 31 and June 2014.

NOTE 10 – MAJOR CUSTOMERS AND VENDORS

The Company has five customers that represent approximately 70% of its revenue for the six months ended December 31, 2014. The Company has five customers that represent approximately 77% of its accounts receivable at December 31, 2014. The Company is not reliant on any specific vendor for its equipment purchases and can establish additional relationships with minimal disruption.